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                                                                   EXHIBIT 12(a)

RATIO OF EARNINGS TO FIXED CHARGES

Union Pacific Railroad Company and Consolidated Subsidiary and Affiliate Companies (Unaudited)

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                                                         Three Months Ended September 30,

Millions of Dollars, Except Ratios                            2002          2001
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
Earnings:
   Net income ......................................        $ 414         $ 286
   Undistributed equity earnings ...................          (18)          (19)
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Total earnings .....................................          396           267
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Income taxes .......................................          248           171
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Fixed charges:
   Interest expense including amortization of debt
    discount .......................................          136           148
   Portion of rentals representing an interest
    factor .........................................           11            10
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Total fixed charges ................................          147           158
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Earnings available for fixed charges ...............        $ 791         $ 596
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Ratio of earnings to fixed charges .................          5.4           3.8
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